UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                  July 9, 2005

                                WIEN GROUP, INC.
               (Exact name of issuer as specified in its charter)

                                    New York
                 (State or other jurisdiction of incorporation)


       333-862580                                         13-2614100
(Commission File Number)                       (IRS Employer Identification No.)


525 Washington Blvd., Jersey City, New Jersey               07310
  (Address of principal executive offices)               (Zip Code)


       Registrant's telephone number, including area code: (201) 216-0096


             ------------------------------------------------------
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[_] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)


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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

         On July 9, 2005, Wien Group, Inc. ("WIGR") entered into an Acquisition Agreement (the "Acquisition Agreement") with MM2 Group, Inc., a New Jersey corporation ("MM2"), Wien Group, Inc., a New Jersey corporation and a wholly-owned subsidiary of WIGR ("Wien (NJ)"), Stephen Wien, Mark Meller and Jerome Mahoney. A copy of the Acquisition Agreement is filed herewith as Exhibit 10.2.

         Subject to each of the parties completion of certain conditions precedent and other performance requirements, pursuant to the Acquisition Agreement WIGR will merge with and into Wien (NJ) with Wien (NJ) being the surviving entity (the "Merger") and, after the Merger, Wien (NJ) will acquire all of the capital stock of MM2(the "Acquisition"). In connection with the Merger, WIGR's shareholders will receive one share of Wien (NJ)'s Class A Common Stock for each share of Common Stock of WIGR held by them and Wien (NJ) will change its name to MM(2) Group, Inc., a New Jersey corporation. In connection with the Acquisition, Wien (NJ) will acquire all of the capital stock of MM2 and, as consideration therefore, will issue to the shareholders of MM2 shares of its Class A Common Stock and Class B Common Stock. The shares of Wien (NJ)'s Class A Common Stock and Class B Common Stock that are issued to MM2's shareholders will represent 94% and 100% of the issued and outstanding classes of such stock, respectively. In connection with the Acquisition Agreement, on June 24, 2005, WIGR's Board of Directors declared a 1 for 1 stock dividend whereby, on July 29, 2005, each holder of record of Common Stock as of July 11, 2005, would receive one additional share of Common Stock for each such share of Common Stock then held.

         Each holder of Wien (NJ) Class A Common is entitled to one vote for each share held of record. Holders of Wien (NJ) Class A Common have no preemptive, subscription, conversion, or redemption rights. Upon liquidation, dissolution or winding-up, the holders of Wien (NJ) Class A Common are entitled to receive its net assets pro rata, subject to the priority of any outstanding shares of Wien (NJ) Preferred. Each holder of Wien (NJ) Class A Common is entitled to receive ratably any dividends declared by its board of directors out of funds legally available for the payment of dividends. Wien (NJ) does not contemplate that it will pay any dividends in the foreseeable future. Wien (NJ) anticipates that any earnings generated from its operations will be used to finance its growth.

         Each holder of Wien (NJ) Class B Common has voting rights equal to 100 shares of Wien (NJ) Class A Common. Holders of Wien (NJ) Class B Common are entitled to receive dividends in the same proportion as the Wien (NJ) Class B Common conversion rights have to Wien (NJ) Class A Common. A holder of Wien (NJ) Class B Common has the right to convert each share of Wien (NJ) Class B Common into the number of shares of Wien (NJ) Class A Common determined by dividing the number of shares of Wien (NJ) Class B Common being converted by a 50% discount of the lowest price that Wien (NJ) had ever issued its Wien (NJ) Class A Common. As such, the conversion of Wien (NJ) Class B Common into Wien (NJ) Class A Common could result in significant dilution to the holders of the outstanding Wien (NJ) Class A Common. Upon Wien (NJ)'s liquidation, dissolution, or winding-up, holders of Wien (NJ) Class B Common will be entitled to receive its net assets pro rata.

         The merger of WIGR into Wien (NJ) will change WIGR's state of incorporation from New York to New Jersey, will increase the authorized number of shares of WIGR's stock and will create three (3) classes of stock, Class A Common Stock, Class B Common Stock and Preferred Stock. The shareholders meeting whereby WIGR's shareholders will vote on the Merger is currently scheduled for August 22, 2005.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      Exhibits.

                  EXHIBIT
                  NUMBER                       DESCRIPTION
                  -------  -----------------------------------------------------

                   2.1 Copy of July 9, 2005 Acquisition Agreement between Wien Group, Inc., a New York corporation, MM2 Group, Inc., a New Jersey corporation, Wien Group, Inc., a New Jersey corporation, Stephen Wien, Mark Meller and Jerome Mahoney.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   WIEN GROUP, INC.,
                                   A New York corporation (Registrant)

Date: July 14, 2005                By:  /s/ Stephen S. Wien
                                      ------------------------------------------
                                        STEPHEN S. WIEN, Chief Executive Officer


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